FIRST AMENDMENT

                                     TO THE

                              EMPLOYMENT AGREEMENT


         WHEREAS, GBI CAPITAL PARTNERS, INC. (formerly known as GAINES, BERLAND INC.) (the "Company"), a New York corporation, has entered into an employment agreement (the "Agreement") with DAVID THALHEIM (the "Administrator"), dated August 24, 1999;

         WHEREAS, the Company is a wholly-owned subsidiary of GBI Capital Management Corp. (the "Parent"), a Florida corporation;

         WHEREAS, NEW VALLEY CORPORATION ("New Valley"), a Delaware corporation, and Parent have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of February 8, 2001 by which New Valley will acquire beneficial ownership of in excess of 50% of the stock of the Parent (such corporate transaction, the "Acquisition");

         WHEREAS, the Company and the Administrator desire to amend the Agreement in order to facilitate the Acquisition;

         WHEREAS, Section 13 of the Agreement provides that no modification of or addition to the Agreement or waiver or cancellation of any provision therein shall be valid except by a signed writing;

         NOW THEREFORE, in consideration of the promises and mutual representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

         1. The term of the Agreement, as set forth in Section 1 of the Agreement, is hereby amended to terminate on the second anniversary of the closing of the Stock Purchase Agreement (the "Second Anniversary Date), subject to earlier termination as provided in the Agreement.

         2. The Administrator's annual salary, as set forth in Section 3(A) of the Agreement, is hereby amended to Two Hundred Thousand Dollars ($200,000).

         3. The Administrator shall not participate in the Annual Incentive Bonus Plan and the Special Performance Incentive Plan effective with the end of the commission month in which the closing of the Stock Purchase Agreement occurs. The Administrator hereby agrees that the termination of participation under the plans is permitted under the Agreement, and the termination of such participation shall not provide Reason (as defined in the Agreement) under the Agreement.

         4. For the period commencing October 1, 2000 through the end of the commission month in which the closing of the Stock Purchase Agreement occurs, the Administrator shall participate in the Bonus Plan and the Incentive Plan on the same basis as he currently participates in such plans on the date hereof.

         5. During the term of the Agreement, (i) the Administrator's services shall be rendered primarily from the Company's Bethpage, New York location unless he consents in writing to another location; (ii) the Administrator agrees to devote such of his business time as may be necessary to perform his duties hereunder consistent with past practice (it being acknowledged by the Company that the Administrator's employment hereunder shall not be "full time"); (iii) the Administrator shall report to Victor Rivas and Richard Rosenstock; (iv) the Administrator shall be reimbursed consistent with past practices for all out-of-pocket medical expenses; and (v) the Administrator's annual vacation period, as set forth in
                  Section 5(B) of the Agreement, is hereby amended so that the Administrator shall have five weeks of paid vacation annually.

         6. Section 6(B) is hereby amended to read as follows: "The Administrator agrees that if the Company has made and is continuing to make all required payments to him upon and after termination of his employment, then for a period commencing on the date of termination of the Administrator's employment pursuant to this Agreement and ending on the earlier of twelve
                  (12) months thereafter or the Second Anniversary Date, the Administrator shall neither directly and/or indirectly (a) solicit, hire and/or contact any prior (within six (6) months of termination) or then current employee of the Company, Ladenburg Thalmann & Co. Inc. and/or the Parent nor any of their respective direct and/or indirect subsidiaries (collectively, the "Applicable Entities"), nor (b) solicit or transact any business with any prior (within six (6) months of termination) or then current customer and/or client of the Applicable Entities. In addition, the Administrator shall not attempt (directly and/or indirectly), to do anything either by himself or through others that he is prohibited from doing pursuant to this Section 6."

         7. Given that the Administrator is a significant shareholder in the Parent and the Parent and New Valley have entered into the Stock Purchase Agreement by which New Valley will acquire beneficial ownership of in excess of 50% of the stock of the Parent, and the Stock Purchase Agreement is providing significant benefits to the Administrator, the Administrator hereby agrees that, from the date of the closing of the Stock Purchase Agreement until the earlier of 12 months following the Administrator's termination of employment hereunder or the Second Anniversary Date, without the prior written consent of the Parent, he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with any business of the Applicable Entities. For purposes of this section, a business shall be deemed to be in competition with any business of the Applicable Entities if it is materially involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by any member of the Applicable Entities as a material part of the business of such member of the Applicable Entities within the same geographic area in which such member of the Applicable Entities effects such purchases, sales or dealings or renders such services; provided, however, that for the period commencing with the termination of Administrator's employment, (i) a business shall be deemed to be in competition with any business of the Applicable Entities only if it is materially involved in the retail brokerage business and (ii) the provisions of this Section 5 shall apply to the Administrator only if the Company has made and is continuing to make all required payments to him upon and after termination of his employment. Notwithstanding the foregoing, Administrator shall be allowed to make passive investments in publicly held competitive businesses as long as his ownership is less than 5% of such business.

         8.       Section 7(A) is hereby amended to add the following sentence:
                  "In addition, Administrator's beneficiary and/or dependents shall be entitled, through August 24, 2006, to continuation, at the Company's expense, of such medical insurance and reimbursement benefits as are being provided to them, consistent with past practices, prior to termination of Administrator's employment."

         9.       Section 7(B) is hereby amended to add the following sentence:
                  "In addition, Administrator and his dependents, as the case may be, shall be entitled, through August 24, 2006, to continuation, at the Company's expense, of such medical insurance and reimbursement benefits as are being provided to them, consistent with past practices, prior to termination of Administrator's employment."

         10. Clauses (iii) and (iv) of Section 7(C)(i) are hereby amended to read as follows: "or (iii) the continued and willful failure by Administrator to substantially and materially perform his material duties hereunder after a reasonable notice and an opportunity to cure same."

         11. Section 7(E) is hereby amended to read as follows: "In the event Administrator's employment hereunder shall be terminated by the Administrator for Reason or by the Company for other than Cause, Death or Disability: (1) the Administrator shall receive as severance pay in a lump sum no later than sixty
                  (60) days following such termination, an amount equal to the salary the Administrator would have received for the remaining term of this Agreement had there been no termination, and (2) the Administrator's (and his dependents') participation in any and all life, disability, medical and dental insurance plans shall be continued, or equivalent benefits provided to him or them by the Company, at no cost to him or them, through August 24, 2004, with medical insurance and reimbursement benefits, consistent with past practices, through April 24, 2006.

         12. Section 7(H) is hereby amended to read as follows: "For purposes hereof, a Change of Control shall be deemed to have occurred if a "Change of Control" as defined in the Senior Convertible Promissory Note attached as Exhibit B to the Stock Purchase Agreement has occurred." The Administrator hereby agrees that the Acquisition and the other transactions contemplated by the Stock Purchase Agreement shall not constitute a Change of Control under the Agreement.

         13. In the event the Administrator's employment is terminated due to Disability, by the Administrator without Reason or by the Company for Cause, in addition to, and without duplication of, any other payments or other benefits currently provided in the Agreement, the Administrator shall be entitled to all salary earned through the date of termination of his employment. In addition, Administrator's beneficiary and/or dependents shall be entitled, through August 24, 2006, to continuation, at the Company's expense, of such medical insurance and reimbursement benefits as are being provided to them, consistent with past practices, prior to termination of Administrator's employment.

         14. Any references in the Agreement to benefits to be provided to the Company's "executive officers" or "administrative officers" shall also include benefits provided to the Company's and Ladenburg's executive officers.

         15. To the extent Section 8 of the Agreement is inconsistent with the Indemnification Agreement dated February 7, 2001 between Administrator and the Company, the Indemnification Agreement shall prevail.

         16. Section 2 is hereby amended to add the following: "(C) Charitable and Other Activities: The Administrator shall be allowed, to the extent such activities do not substantially interfere with the performance of his duties and responsibilities hereunder, (i) to manage his personal, financial and legal affairs, (ii) to be engaged in civic, charitable, religious and educational activities, and (iii) to serve on corporate boards with the prior written approval of the Company's board."

         17. This First Amendment to the Agreement shall become effective only upon the closing of the Stock Purchase Agreement. This First Amendment to the Agreement shall become null and void on the termination of the Stock Purchase Agreement prior to the consummation of the transactions contemplated thereby.

         IN WITNESS WHEREOF, the parties have duly executed this First Amendment to the Agreement as of February 8, 2001.

         GBI CAPITAL PARTNERS, INC.


          /s/ Richard J. Rosenstock               /s/ David Thalheim
         -----------------------------          ------------------------
           Name: Richard J. Rosenstock            DAVID THALHEIM,
           Title:                                 ADMINISTRATOR